UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CUMMINS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Don’t Forget to Vote!

For those of you who own Cummins Inc. shares, either individually, through a Cummins Inc.-sponsored plan, or through a broker, we would like to remind you to vote your shares prior to the Annual Meeting of Shareholders on May 14, 2024.

Your vote is important, no matter how many or how few shares you may own. Please vote before May 12th by telephone or on the internet to ensure that your votes are validly received prior to the Annual Meeting.

By now, you should have received in the mail or via email your voting materials, including your proxy card or a notice that the proxy materials are available. There are several items for you to vote on, including, among others, (i) the election of our board of directors, (ii) approval of our executive compensation, (iii) ratification of our auditors, and (iv) two (2) shareholder proposals. If you have received more than one set of proxy materials, it means that your shares are held in more than one account. Please be sure to cast your vote for each set of proxy materials you receive. Use the control numbers provided on each proxy card or notice and follow the instructions to ensure that all of your shares are voted.

After you have received your materials, one of the easiest and quickest ways to vote is to go to www.proxyvote.com and follow the instructions in your materials. You’ll also find a phone number in your materials if you wish to vote by phone.

Please note that we will again host the shareholders’ meeting virtually this year.

Cummins wants all shareholders to vote and make their voices heard. Thank you for your attention to this important matter.

Nicole Y. Lamb-Hale
Vice President, Chief Legal Officer & Corporate Secretary